UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2016

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Premier Exhibitions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia		30326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 842-2600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 4, 2015, Premier Exhibitions, Inc. (the “Company”) received a letter (the “Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) relating to the Company’s merger transaction with Dinoking Tech Inc. (the “Merger”).   The Notice informed the Company of Nasdaq’s determination that the Merger was a “Change of Control” pursuant to Nasdaq Listing Rule 5110(a), and that the post-transaction entity was required to submit a listing application satisfying Nasdaq’s initial listing criteria.  The Notice indicated that: (i) Nasdaq was unable to complete its review of the Company’s listing application due to incomplete responses by the Company to certain Nasdaq comments received October 16, 2015; (ii) the Company did not comply with the minimum $4 requirement for an initial listing, as stated in Nasdaq Listing Rule 5505(a); and (iii) accordingly, that Nasdaq intended to delist the Company.

The Company appealed the decision to a Nasdaq Hearings Panel and was given additional time to comply with the listing standards.  However, the Company has determined that it will be unable to comply with the listing requirements during this time period, and informed the Nasdaq Panel of this determination. As a result, on February 8, 2016, Nasdaq notified the Company of its decision to suspend trading in the Company’s securities effective at the open of business on February 10, 2016, and to delist the Company.

Effective February 10, 2016, the common stock of the Company will commence trading on the OTCQB marketplace. The Company can provide no assurance that its common stock will continue to trade on this market, whether broker-dealers will continue to provide public quotes of the Company’s common stock on this market, or whether the trading volume of the Company’s common stock will be sufficient to provide for an efficient trading market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

	By:	/s/ Michael J. Little
Michael J. Little
Chief Financial Officer and Chief Operating Officer

Date: February 9, 2016